Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-237043, 333-222999, 333-254189, and 333-263876) on Form S-8 and (Nos. 333-227475, 333-221791, and 333-266093) on Form S-3 of our report dated March 27, 2023, with respect to the consolidated financial statements of Exicure, Inc.
/s/ KPMG LLP
Chicago, Illinois
June 6, 2024